EXHIBIT 107

Calculation of Filing Fee Table

S-3

(Form Type)

AST SpaceMobile, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to be Paid	Equity	Class A common stock, par value $0.0001 per share	Rules 457(c), 457(r)	381,990	$62.59	$23,908,754.10	$0.00013810	$3,301.80
	Total Offering Amounts					$23,908,754.10		$3,301.80
	Total Fees Previously Paid							-
	Total Fee Offsets							-
	Net Fee Due							$3,301.80

Offering Note

(1)	The registration fee is calculated in accordance with Rules 457(c) and 457(r) under the Securities Act of 1933, as amended (the “Securities Act”). The maximum offering price per unit is based on the average of the high and low sales prices of the Registrant’s Class A Common Stock as reported on the Nasdaq Global Select Market on November 13, 2025 in accordance with Rule 457(c) of the Securities Act. This “Calculation of Filing Fee Table” shall be deemed to update the “Calculation of Filing Fee Tables” in the registrant’s Registration Statement on Form S-3 (File No. 333-281939), in accordance with Rules 456(b) and 457(r) under the Securities Act.